Exhibit 99.3

                               GILMAN CIOCIA, INC.

                                 RIGHTS OFFERING
                                       OF
                       NON-TRANSFERABLE RIGHTS TO PURCHASE
                             SHARES OF COMMON STOCK

To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:

      We are sending you this letter in connection with Gilman Ciocia, Inc.'s (the "Company") offering to our stockholders of record on April 14, 2008, ("Record Date") of an aggregate of non-transferable Subscription Rights ("Subscription Rights") each exercisable to purchase our common stock on the terms set forth in our prospectus ("Prospectus") dated __________, 2008 (the "Rights Offering"). The Subscription Rights also carry the right to "oversubscribe" for shares of our common stock that are not otherwise purchased pursuant to the exercise of Subscription Rights. We have described the Subscription Rights and the Rights Offering in the enclosed Prospectus and evidenced the Subscription Rights by a Stockholder Subscription Agreement registered in your name or the name of your nominee.

      As described in the enclosed Prospectus, each beneficial owner of shares of common stock registered in your name or the name of your nominee is entitled to one Subscription Right for each share of common stock owned by such beneficial owner. A stockholder may purchase up to four shares of common stock for each Subscription Right exercised (the "Basic Subscription Rights"). As an example, if a beneficial owner owned 1,000 shares of common stock as of the Record Date, the owner would receive 1,000 Subscription Rights pursuant to the holder's Basic Subscription Rights, and would have the right to purchase 4,000 shares of common stock in the Rights Offering pursuant to the Basic Subscription Rights. In addition, stockholders on the Record Date who fully exercise their Basic Subscription Rights will also be entitled to subscribe for and purchase additional shares of common stock that are not purchased by other rights holders through their Basic Subscription Rights (the "Oversubscription Right"). If the number of shares remaining after the exercise of all Basic Subscription Rights is not sufficient to satisfy all requests for shares pursuant to the Oversubscription Right, each oversubscribing holder will be allocated additional shares of common stock pro rata, based on the number of shares such holder purchased through the Basic Subscription Rights in proportion to the total number of shares that such holder and other oversubscribing holders purchased through the Basic Subscription Rights. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the Rights Offering.

      We are asking you to contact your clients for whom you hold our common stock, registered in your name or in the name of your nominee, to obtain instructions with respect to the Subscription Rights. We have enclosed several copies of the following documents for you to use:

            1.    The Prospectus;

            2.    A letter from the Company to its stockholders;

            3. The stockholder Subscription Agreement together with the "Instructions for Use of the Stockholders Subscription Agreement";

            4. A form letter which may be sent to your clients for whose accounts you hold our common stock registered in your name or the name of your nominee;

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_________, 2008
Page 2

            5. A Beneficial Owner Election Form, on which you may obtain your clients' instructions with regard to the Subscription Rights;

            6.    A Nominee Holder Certification Form; and

            7. A return envelope addressed to Corporate Stock Transfer, Inc., as subscription agent for the Rights Offering.

      We request that you act promptly as the Subscription Rights will expire at 5:00 p.m., Eastern Time on ___________, 2008 unless extended by the Company in its discretion (such date, as may be extended by the Company, is referred to as the "Expiration Date"). To exercise Subscription Rights, a properly completed and executed stockholder Subscription Agreement and payment in full for all Subscription Rights must be delivered to the subscription agent as indicated in the Prospectus prior to the Expiration Date. You may obtain additional copies of the enclosed materials and may request assistance or information from our information agent, Innisfree M&A Incorporated, at 501 Madison Avenue, New York, New York, tel: (212) 750-5837, toll free (888) 750-5834.

                                         Very truly yours,


                                         GILMAN CIOCIA, INC.
                                         Michael Ryan, Chief Executive Officer

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF GILMAN CIOCIA, INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE COMMON STOCK ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.